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                                                                    EXHIBIT 99.1



October 31, 2003

Phibro Animal Health Corporation Announces Issuance of Senior Secured Notes

FORT LEE, N.J.--(BUSINESS WIRE)--Oct. 31, 2003--Phibro Animal Health Corporation (the "Company"), formerly Philipp Brothers Chemicals, Inc., announced today the successful completion on October 21, 2003 of a private offering of $105 million 13% senior secured notes due 2007. Proceeds from the offering were used to:

-- Satisfy current outstanding and future contingent obligations to Pfizer, Inc. related to the Company's acquisition of the medicated feed additives business; and,

-- Repurchase approximately $52 million aggregate principal amount of the Company's outstanding 9 7/8% senior subordinated notes due 2008; and,

-- Repay its domestic senior working capital credit facility and replace it with a new domestic senior working capital credit facility.

The Company's CEO, Gerald K. Carlson, commented, "This very important financing is the most recent in a series of actions to strengthen and focus the Company. We have made significant accomplishments during the past year." These include:

-- Operating income of $25 million for the year ended June 30, 2003, an increase of $15 million from the prior year.

-- An emphasis on cash management, generating over $30 million in cash from operating and investing activities.

-- The strengthening of the organization including a new CFO, and new Presidents for its Phibro Animal Health and Specialty Chemicals businesses.

-- The divestiture of its MRT, Carbide and eastern U.S. etchant businesses, and the shutdown of its Norwegian Odda business.

-- The July, 2003 corporate name change to Phibro Animal Health Corporation reflecting the Company's concentrated focus on the animal health and nutrition markets.

Company Description

The Company is a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives ("MFAs") and nutritional feed additives, which the Company sells throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventively and therapeutically in animal feed to produce healthy poultry and livestock. The Company is also a specialty chemicals manufacturer and marketer, serving numerous markets.




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Forward-Looking Statements

This news release contains statements that, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's substantial leverage and potential inability to service its debt; the Company's dependence on distributions from its subsidiaries; risks associated with the Company's international operations and significant foreign assets; the Company's dependence on its Israeli operations; competition in each of the Company's markets; potential environmental liability; potential legislation affecting the use of medicated feed additives; extensive regulation by numerous government authorities in the United States and other countries; the Company's reliance on the continued operation and sufficiency of our manufacturing facilities; the Company's reliance upon unpatented trade secrets; the risks of legal proceedings and general litigation expenses; potential operating hazards and uninsured risks; the risk of work stoppages; the Company's dependence on key personnel; and other factors discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts


Phibro Animal Health Corporation
Richard G. Johnson, 201-944-6020